Exhibit 99.1

IDT Reports Results for Third Quarter Fiscal 2006

NEWARK, NJ — June 7, 2006 — IDT Corporation (NYSE: IDT, IDT.C) announces operating results for the third quarter of fiscal 2006, the three months ended April 30, 2006.

•	Revenues: $589.1 million, down 0.5% year over year.
•	Net loss: $8.6 million, versus $14.3 million one year ago.
•	Diluted earnings per share: ($0.09), versus ($0.15) one year ago.
•	Cash, cash equivalents, restricted cash and marketable securities totaled $708.8 million as of quarter end.

The following table summarizes the operating performance of IDT’s business segments1:

		Revenues		Income (Loss) from Operations
$ millions	Q3 ’06	Q2 ’06	Q3 ’05	Q3 ’06	Q2 ’06	Q3 ’05
IDT Retail Telecom	$364.0	$368.2	$375.6	($44.4)	($4.1)	$10.9
IDT Wholesale Telecom	121.1	128.8	140.7	(7.6)	(7.3)	(4.5)

IDT Telecom Total	485.1	497.0	516.3	(52.0)	(11.4)	6.4
IDT Entertainment	41.8	48.4	46.0	(4.9)	0.2	3.1
Voice over IP	24.0	25.1	17.1	(14.2)	(9.4)	(11.5)
IDT Capital	37.7	43.4	11.1	(3.2)	(3.8)	(3.3)
IDT Solutions	0.3	1.7	1.6	(3.7)	(18.4)	(8.8)
Corporate	—	—	—	(12.9)	(14.3)	(15.4)

Total IDT	$589.1	$615.7	$592.1	($91.0)	($57.1)	($29.5)

DEVELOPMENTS

•	On February 17, we executed a merger agreement with Net2Phone, following which it became a wholly owned subsidiary of IDT. Net2Phone is presently being integrated into our Telecom division.
•	On February 28, we completed the sale of our Russian telecom business, Corbina, to a group of private equity investors, from which IDT realized net proceeds of approximately $129.9 million.
•	On May 15, we announced that Liberty Media entered into a binding term sheet to acquire IDT Entertainment, in exchange for its present holdings in IDT (which include 17.2 million Class B shares), $186 million in cash, and assumption of IDT Entertainment’s debt. The agreement is expected to close during the fourth quarter, subject to certain adjustments and approvals.
•	On May 22, our previously announced tender offer for outstanding employee options expired, with 7.9 million options tendered at $2.00 each.
•	Towards the end of the third quarter, we initiated a company-wide restructuring and cost savings program, which has resulted in the elimination of approximately 375 positions to date, of which 270 were customer service related. Through May 31, these reductions have resulted in approximately $14 million in severance costs, of which $5.2 million has been recorded as restructuring charges in the third quarter. Savings resulting from the restructuring efforts to date are estimated to be approximately $15-20 million per year, and will begin to be reflected in our operating results as we enter fiscal 2007.

RESULTS OF OPERATIONS

In addition to the standard Line of Business detail, which has historically been included in the earnings release and follows, an additional line of business report for the telecom business is included as an addendum at the end of this release. This is designed to provide enhanced disclosure of the results of our core operating businesses, as compared to other non-core operations including our new initiatives.

IDT Telecom Line of Business Detail1

	Revenues			Gross Profit Margin
$ millions	Q3 ’06	Q2 ’06	Q3 ’05	Q3 ’06	Q2 ’06	Q3 ’05
Calling Cards	$301.7	$301.6	$292.5	7.7%	20.4%	21.0%
Consumer Phone Services	62.3	66.7	83.1	41.6%	44.3%	47.8%

Total Retail	364.0	368.2	375.6	13.5%	24.7%	27.0%
Wholesale	121.1	128.8	140.7	8.2%	8.6%	9.3%

Total Telecom	$485.1	$497.0	$516.3	12.2%	20.5%	22.2%

IDT Telecom

Calling Cards

Calling card revenues were unchanged versus the second quarter of fiscal 2006, and increased 3.2% when compared to last year’s third quarter. During the quarter, we decided to institute selective price increases on cards in the U.S. and Europe, in an effort to improve gross margins, resulting in improved revenue-per-minute price realizations in both the U.S. and Europe. However, when compared to the second quarter, the higher price realizations were offset by a decline in minute volumes, which was partly due to the third quarter having fewer days than does the second quarter.

In the third quarter the U.S. calling card business recorded a $48.1 million accrual for the potential past liability of various telecom regulatory agency fees stemming from: Telecommunications Relay Services Fund (TRS), Federal Communications Commission (FCC) and Universal Service Fund (USF) for the period through April 30, 2006. This accrual adjusts to what management believes at this time to be our maximum potential liability to all such agencies, given the methodologies used by the Universal Service Administration Corporation (USAC) for calculation of USF related fees, in its recently completed audit of our calling card business for calendar years 2000-2004. IDT has filed an appeal related to the audit findings, and will vigorously contest the imposition of any of these fees.

Due to this accrual, gross margins in our calling card business decreased to 7.7% in the third quarter from 20.4% in the second quarter. Excluding the effect of this accrual, calling card gross margins in the third quarter were higher than in both the second quarter and last year’s third quarter, as the higher price-per-minute realizations, which occurred as the average cost-per-minute remained relatively unchanged, yielded an improved gross profit-per-minute in both the U.S. and Europe. Going forward, we expect the calling card business to maintain the improved, pre-accrual gross margins we experienced this quarter.

Consumer Phone Services (CPS)

Consumer phone services revenues were 6.6% lower than those recorded in the second quarter, and 25.1% lower than the year ago period, reflecting a continued decline in our U.S. customer base during both periods, which outweighed the growth in our European bundled telecommunications services business over those same periods.

The customer base for our U.S. bundled unlimited local and long distance phone service was approximately 165,000 as of April 30, 2006, compared to 188,000 customers as of January 31, 2006. The customer base for long distance-only service stood at 266,000 at the end of the third quarter, as compared to 278,000 at the end of the second quarter. These declines, particularly in our bundled offering, are a direct result of our decision to stop marketing the service early in calendar 2005 following the FCC’s abolishment of the UNE-P pricing regime, which has made it uneconomical for competing carriers, such as IDT, to attract new customers.

Toucan, the brand name under which we offer bundled telecommunications services in the U.K. and the Netherlands, provided service to approximately 186,000 customers subscribing to more than 221,000 services (including local, long distance, broadband and mobile) as of April 30, 2006, as compared to 162,000 customers subscribing to 191,000 services at the end of the second quarter. Within our CPS business lines, we expect the trend of lower U.S. revenue and higher European revenue to continue in the fourth quarter and into fiscal year 2007.

Wholesale Carrier

Wholesale carrier revenues decreased 6.0% sequentially, and 13.9% from the third quarter a year ago. On a sequential basis, minute volumes were lower than the previous quarter as a result of fewer selling days. In both periods, per-minute price realizations continued to decline, outweighing declines in per-minute costs, leading to a decline in per-minute gross profits. With relatively fixed circuit-related costs remaining largely unchanged across all periods, wholesale carrier gross margins declined to 8.2% in the third quarter, versus 8.6% in the second quarter, and 9.3% in last year’s third quarter. Going forward, we believe that revenues for our wholesale carrier unit will stabilize in the range of $120-125 million per quarter, with some small margin improvements over the third quarter’s level.

IDT Entertainment

Revenues for IDT Entertainment declined 13.6% from the second quarter, and 9.0% from the third quarter one year ago. These declines were driven by reduced revenue in our home video distribution business, resulting primarily from a release calendar that had substantially fewer new releases in this quarter as compared to the same period in the prior year. Additionally, revenue in our work-for-hire business has declined consistent with our previously discussed strategy of de-emphasizing service work in favor of developing our own intellectual property. Gross margins were 34.1% for the quarter, down slightly from 34.7% in the second quarter.

Our feature film division remains on track, with our first computer generated animation film, “Everyone’s Hero” scheduled to reach over 2,000 domestic theaters the weekend of September 15, 2006. During the quarter, our second film, “Space Chimps,” was also announced. This film is being produced in conjunction with Vanguard Animation, and is scheduled for release in 2008.

IDT Capital

IDT Capital’s revenues declined 13.0% sequentially, and increased 240.8% versus the year ago period. The sequential decline resulted from the seasonal nature of IDT Energy’s business, while the increase in the year over year period is reflective of the quick revenue ramp up of this business during the past year. As of the end of the third quarter, IDT Energy serviced approximately 165,000 total meters in New York State, compared to 132,000 meters at the end of the second quarter.

IDT Solutions

IDT Solutions, the operating segment, that now contains IDT Spectrum, had minimal revenues during the quarter, as management continued to work on securing a contract for wireless data backhaul from a mobile network operator. Gross margins for the business turned positive in the third quarter as a result of the sale of the remaining Winstar business in the second quarter. IDT Spectrum continues to explore various strategic alternatives in the capital markets to unlock the value of its spectrum assets.

Telecom Line of Business- Addendum

The table below is being provided in addition to the Telecom Line of Business Detail provided earlier in this release, in an effort to provide increased visibility to the operating businesses within IDT Telecom.

The new Telecom Line of Business addendum separates operational performance within our Consumer Phone Services business geographically, between the U.S. and Europe, each an independent business. In addition, an Other category has been separated out from our Calling Card business. The Other category contains the operational results of many of the new initiatives presently being operated within IDT Telecom.

Telecom Line of Business
Addendum
$ thousands	Q1 ’06	Q2 ’06	Q3 ’06*
Revenues
Total	502,029	497,040	485,104
Wholesale	138,090	128,809	121,102
Retail	363,939	368,231	364,002
Calling Card	295,667	299,926	294,600
Consumer Phone	68,021	66,655	62,256
United States	53,550	51,376	44,646
Europe	14,471	15,279	17,610
Other	251	1,650	7,146
Gross Profit
Total	109,067	102,105	59,013
Wholesale	12,393	11,133	9,960
Retail	96,674	90,972	49,053
Calling Card	64,958	61,125	20,064 *
Consumer Phone	31,750	29,518	25,919
United States	25,203	22,941	19,342
Europe	6,547	6,577	6,577
Other	(34)	330	3,071
Gross Margin
Total	21.7%	20.5%	12.2%
Wholesale	9.0%	8.6%	8.2%
Retail	26.6%	24.7%	13.5%
Calling Card	22.0%	20.4%	6.8%*
Consumer Phone	46.7%	44.3%	41.6%
United States	47.1%	44.7%	43.3%
Europe	45.2%	43.0%	37.3%
Other	-13.6%	20.0%	43.0%
SG&A
Total	88,554	95,329	91,105
Wholesale	13,172	13,457	12,908
Retail	75,381	81,872	78,197
Calling Card	38,833	42,208	38,807
Consumer Phone	29,266	29,167	24,194
United States	18,044	16,225	11,367
Europe	11,222	12,942	12,828
Other	7,281	10,497	15,196

* Calling card gross profits and gross margins as shown include the effect of the $48.1 million regulatory fee accrual taken in the third quarter of fiscal 2006.

IDT CONFERENCE CALL INFORMATION

Conference call today, June 7, 2006, at 8:30 AM Eastern Time.

•	From the U.S., (866) 594-2183; passcode: 7450880.
•	International callers, (973) 935-8583; passcode: 7450880.
•	Replay available for one week at
o	(877) 519-4471, passcode: 7450880 for domestic callers,
o	or (973) 341-3080, passcode: 7450880 for international callers.
•	Webcast of the conference call at the direct link on www.idt.net. An archived copy of the call will be available at the IDT Website, in the Investor Relations section’s Presentations for at least six months after the call.
•	Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary that is focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for IDT’s initiatives in radio broadcasting, brochure distribution and new technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers. IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols “IDT” and “IDT.C,” respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statements or risk factors.

Footnotes

[1]	Columns in tables may not add due to rounding.

Investor Contact	Media Contact
Yossi Cohn 973-438-3858	Gil Nielsen 973-438-3553

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2006	July 31, 2005
	(Unaudited)
	(in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$126,363	$171,027
Marketable securities	582,432	780,263
Trade accounts receivable, net	199,173	183,519
Other current assets	145,924	119,298
Assets of discontinued operations	—	50,567

Total current assets	1,053,892	1,304,674
Property, plant and equipment, net	315,690	335,002
Goodwill	166,880	110,966
Licenses and other intangibles, net	44,325	32,591
Investments	56,612	50,941
Other assets	198,341	143,416

Total assets	$1,835,740	$1,977,590

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$89,937	$110,282
Accrued expenses	283,453	229,945
Deferred revenue	144,708	144,248
Capital lease obligations—current portion	23,957	32,728
Other current liabilities	30,899	38,043
Liabilities of discontinued operations	—	13,962

Total current liabilities	572,954	569,208
Deferred tax liabilities, net	107,103	108,237
Capital lease obligations—long-term portion	37,141	42,370
Notes payable—long-term portion	159,154	121,470
Other liabilities	6,108	8,217

Total liabilities	882,460	849,502
Minority interests	47,465	89,891
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at April 30, 2006 and July 31, 2005; 15,453,073 and 18,014,723 shares outstanding at April 30, 2006 and July 31, 2005, respectively	251	251
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at April 30, 2006 and July 31, 2005	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 76,293,853 and 75,917,516 shares issued at April 30, 2006 and July 31, 2005, respectively; 70,977,570 and 73,550,857 shares outstanding at April 30, 2006 and July 31, 2005, respectively	763	759
Additional paid-in capital	910,799	907,223
Treasury stock, at cost, consisting of 9,621,787 and 7,060,137 shares of common stock and 5,316,283 and 2,366,659 shares of Class B common stock at April 30, 2006 and July 31, 2005, respectively	(214,515)	(147,690)
Deferred compensation	—	(19,043)
Accumulated other comprehensive income (loss)	2,103	(1,896)
Retained earnings	206,316	298,495

Total stockholders’ equity	905,815	1,038,197

Total liabilities and stockholders’ equity	$1,835,740	$1,977,590

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Revenues	$589,058	$592,108	$1,809,349	$1,802,021
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	496,368	450,458	1,435,423	1,352,898
Selling, general and administrative (i)	152,968	140,286	470,131	428,715
Depreciation and amortization	24,359	27,673	76,419	78,526
Restructuring and impairment charges	6,338	3,577	7,881	14,992

Total costs and expenses	680,033	621,594	1,989,854	1,875,131

Loss from operations	(90,975)	(29,486)	(180,505)	(73,110)
Interest income, net	1,719	5,445	6,997	16,642
Investment and other income, net	5,818	7,198	9,662	13,426

Loss from continuing operations before minority interests and income taxes	(83,438)	(16,842)	(163,846)	(43,042)
Minority interests	(2,935)	359	(11,242)	(3,129)
Provision for income taxes	(1,295)	(2,250)	(3,152)	(7,090)

Loss from continuing operations	(87,668)	(18,733)	(178,240)	(53,261)

Discontinued operations:
Income (loss) from discontinued operations	(1,583)	4,400	5,429	9,470
Gain on sale of discontinued operations	80,632	—	80,632	—

Total discontinued operations	79,049	4,400	86,061	9,470

Net loss	$(8,619)	$(14,333)	$(92,179)	$(43,791)

Earnings per share:
Basic:
Loss from continuing operations	$(0.92)	$(0.19)	$(1.85)	$(0.55)
Total discontinued operations	$0.83	$0.04	$0.89	$0.09
Net loss	$(0.09)	$(0.15)	$(0.96)	$(0.46)
Diluted:
Loss from continuing operations	$(0.92)	$(0.19)	$(1.85)	$(0.55)
Total discontinued operations	$0.83	$0.04	$0.89	$0.09
Net loss	$(0.09)	$(0.15)	$(0.96)	$(0.46)
Weighted-average number of shares used in calculation of earnings per share:
Basic	95,070	97,756	96,377	96,190

Diluted	95,070	97,756	96,377	96,190

(i) Stock-based compensation included in selling, general and administrative expense	$6,823	$8,210	$21,218	$18,102

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2006	2005
	(In thousands)
Net cash used in operating activities	$(152,447)	$(37,898)
Investing activities
Capital expenditures	(49,797)	(68,770)
Repayments (issuance) of notes receivable, net	2,482	(11,280)
Investments and acquisitions, net of cash acquired	(116,394)	(25,566)
Proceeds from sale of discontinued operations	129,871	—
Proceeds from sales and maturities of marketable securities	1,898,163	4,307,416
Purchases of marketable securities	(1,698,164)	(4,160,089)

Net cash provided by investing activities	166,161	41,711
Financing activities
Proceeds from exercise of stock options	743	3,410
Proceeds from employee stock purchase plan	1,142	893
Proceeds from borrowings	44,321	37,133
Repayments of borrowings	(5,566)	—
Proceeds from sale lease back transactions on capital leases	—	12,642
Repayments of capital lease obligations	(16,023)	(15,987)
Repurchases of common stock and Class B common stock	(67,464)	(2,368)
Cash and marketable securities restricted against letters of credit	—	2,904
Distributions to minority shareholders of subsidiaries	(19,875)	(21,035)

Net cash (used in) provided by financing activities	(62,722)	17,592
Effect of exchange rate changes on cash and cash equivalents	4,344	3,482

Net (decrease) increase in cash and cash equivalents	(44,664)	24,887
Cash and cash equivalents, beginning of period	171,027	141,674

Cash and cash equivalents, end of period	$126,363	$166,561

Supplemental schedule of non-cash investing and financing activities
Purchases of property, plant and equipment through capital lease obligations	$5,476	$2,230

Issuance of Class B common stock for acquisitions and exchanges	$—	$59,835

Cash flows from discontinued operations
Operating activities	$8,463	$9,300
Investing activities	(13,315)	(9,320)
Financing activities	4,648	—

Total decrease in cash from discontinued operations	$(204)	$(20)

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED APRIL 30, 2006

(Segment data is shown net of effect of inter-segment transactions)

(In thousands)	Total IDT Corporation	Retail Telecom	Wholesale Telecom	IDT Entertainment	Voice Over IP	IDT Capital	IDT Solutions	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$589,058	$364,002	$121,102	$41,841	$24,022	$37,746	$345	$—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	496,368	314,949	111,143	27,592	14,274	28,375	35	—
Selling, general and administrative	152,968	78,197	12,908	14,634	19,697	11,354	3,803	12,375
Depreciation and amortization	24,359	11,851	4,670	3,535	2,447	1,243	67	546
Restructuring and impairment charges	6,338	3,374	—	1,022	1,796	—	146	—
Total costs and expenses	680,033	408,371	128,721	46,783	38,214	40,972	4,051	12,921
Loss from operations	(90,975)	$(44,369)	$(7,619)	$(4,942)	$(14,192)	$(3,226)	$(3,706)	$(12,921)
Interest income, net	1,719
Investment and other income (expense), net	5,818
Loss from continuing operations before minority interests and income taxes	(83,438)
Minority interests	(2,935)
Provision for income taxes	(1,295)
Loss from continuing operations	(87,668)
Discontinued operations:
Loss from discontinued operations	(1,583)
Gain on sale of discontinued operations	80,632
Total discontinued operations	79,049
Net loss	$(8,619)